CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY TO INTRODUCE ITS VOIP PRODUCT TO CHINA’S EIGHTH LARGEST PROVINCE

Jinan Yinquan Technology Co., Ltd. In Cooperation with the Anhui Province Branch of China Tie Tong to Launch Jinan’s Products in Anhui Province

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HENDERSON, NV, March 19 2007 – – –China VoIP & Digital Telecom Inc. (OTCBB:CVDT) continues to expand the reach of its wholly owned subsidiary, Jinan Yinquan Technology, Ltd. The Company today announced that it will launch its VoIP technology solutions in the Anhui Province in a cooperative venture with one of China’s premier licensed telecom providers, China Tie Tong. Anhui is China’s eighth largest province.

Jinan Yinquan, a technology company offering VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning Internet industry for more than half a decade.

“Our cooperative relationship with other branches of China Tie Tong have proven to be very successful in introducing our products to new markets,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. “Our latest venture with Tie Tong’s Anhui branch allows us to expand our reach to the Anhui Province market which has a population of approximately 64.6 million people. Our association with Tie Tong continues to be a critical component of our growth plans and we are delighted that our relationship is evolving to include other branches of this outstanding organization which shares our dedication to excellence.”

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information, go to www.chinatietong.com.)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that our cooperative relationship with other branches of China Tie Tong have proven to be very successful in introducing our products to new markets; our association with Tie Tong continues to be a critical component of our growth plans; and Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates. Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 20, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com